SERVICES AGREEMENT

This Agreement is effective this 23rd day of April, 1996, (the "Effective Date") between Disease State Management, Inc., 46 Prince Street, Rochester, New York 14607 ("DSMi" or "Vendor") and Bristol-Myers Squibb Oncology/Immunology, a division of Bristol-Myers Squibb Company, P.O. Box 4500, Princeton, New Jersey 08543-4500 (hereinafter called "BMS"). Vendor agrees to provide services to BMS under the terms set forth below.

A.   SERVICES

     Vendor will provide the product(s) or service(s) set forth, and to the specifications set forth in the proposal incorporated herein as Attachment A.

     The product and all material elements as set forth on Attachment A are subject to prior approval by BMS, such approval not to be unreasonably withheld.

B.   COMPENSATION

     BMS will pay Vendor according to the terms or payment schedule set forth in Attachment A hereto.

     In the event that BMS shall request any changes in the concept, specifications or scope of the product(s) or service(s) described on Attachment A hereto, Vendor will notify BMS of the cost of such revisions and will not proceed without prior approval.

     If the compensation provision on Attachment A hereto is other than a flat fee amount per element or for the entire project, Vendor will provide such documentation in support of all billings as BMS may reasonably require.

C.   CONFIDENTIALITY

     Vendor shall treat as confidential and secret any and all BMS Confidential Information. "BMS Confidential Information" shall include, but not be limited to, information relating to BMS' past, present and future marketing and research and development activities that may be disclosed to Vendor by BMS and/or BMS' parent, subsidiary or affiliate companies and which are identified in writing by BMS as confidential. BMS Confidential information shall not include (i) information known by Vendor prior to disclosure from BMS. (ii) information which is or becomes publicly known through no wrongful act of Vendor, (iii) information that is independently developed by Vendor, without use of information that otherwise constitutes BMS Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that BMS is given 10 days prior notice of such disclosure. Vendors obligations not to disclose BMS Confidential Information to third parties shall survive the termination of this Agreement for a period of five years. Vendor shall not duplicate any material containing BMS Confidential

     Information, except in the direct performance of its services under this Agreement. Vendor shall return all copies of materials containing BMS Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

     BMS shall treat as confidential and secret any and all Vendor Confidential Information. "Vendor Confidential Information" shall include, but not be limited to, information relating to Vendor's past, present and future systems development activities that may be disclosed to BMS and/or BMS' parent, subsidiary or affiliate companies and which are identified in writing by Vendor as confidential, except that in no event shall Vendor Confidential Information include information relating to Vendor deliverables under this agreement. Vendor Confidential lnformation shall not include (i) information known by BMS prior to disclosure from Vendor,
     (ii) information which is or becomes publicly known through no wrongful act of BMS, (iii) information that is independently developed by BMS, without use of information that otherwise constitutes Vendor Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that Vendor is given 10 days prior notice of such disclosure. BMS' obligations not to disclose Vendor Confidential Information shall survive the termination of this Agreement for a period of five years. BMS shall return all copies of materials containing Vendor Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

D.   INDEMNIFICATION

     Each party shall indemnify and hold the other party harmless from and against all liability, damages, penalties, losses, costs or expenses, including attorneys' fees, arising from or in any way related to its willful or negligent actions or omissions in performing the responsibilities as described in this Agreement, or for any willful or negligent breach of this Agreement. BMS shall indemnify and hold Vendor harmless from and against all liability, damages, penalties, losses, costs or expenses, including attorney's fees, arising from or in any way related to any and all medical malpractice claims or litigations involving Vendor arising from a patient's use of Megace-Registered Trademark-Oral Suspension.

E.   PROFESSIONAL STANDARDS

     Vendor represents that it has facilities, personnel, experience and expertise sufficient in quality and it will perform all such assignments and projects given it by BMS hereunder and agrees that it will perform all such assignments and projects in a manner commensurate with professional standards generally applicable to its industry.

F.   OWNERSHIP OF MATERIALS

     Any and all telephone scripts or written materials created by Vendor for BMS in connection with this Agreement shall be the sole and exclusive property of BMS. BMS may use such work wherever and whenever it chooses. This Agreement shall be deemed a transfer of copyright and any copyrightable subject matter created by Vendor in such works. Vendor shall execute any and all documents necessary to demonstrate or perfect such transfer. Vendor shall not at any time in any manner during or after this Agreement, under any circumstances, be entitled to or claim any right, title or interest herein or any commission, fee or other direct or indirect benefit from BMS or BMS' parent, subsidiary or affiliate companies, in respect of such works created by Vendor hereunder. Vendor agrees to execute or cause its agents and/or employees to execute any documents necessary or desirable to secure or perfect BMS' legal rights and worldwide ownership in such works, including, but not limited to documents relating to trademark and copyright applications.

G.   RELEASES

     Any materials furnished hereunder which have not been created for BMS and are subject to the rights of third parties shall be specifically identified to BMS in writing. Vendor shall obtain (and deliver upon request to BMS) releases for all names, photographs, illustrations, testimonials, and any and all other materials used in works which Vendor prepares or uses. All such releases shall run to BMS, its agents and employees where appropriate and customary. Vendor's failure to obtain such releases or the obtaining of such releases by Vendor shall in no way relieve Vendor of its obligations in Paragraph F above except where the releases have been obtained directly by BMS. Except for works that have been secured by permission, Vendor warrants and covenants that all works provided by Vendor shall be original and shall not infringe any copyright or violate any rights of any persons or entities whatsoever.

H.   DURATION OF AGREEMENT

     1.   Term

     This Agreement is effective as of the Effective Date and shall continue in full force and effect for twelve (12) months unless terminated by at least ninety (90) days written notice by either party to the other, sent by registered mail to the address for each party first set forth above, or to such other address which a party may designate for its receipt of notices hereunder.

     2.   Payment on Termination

     Upon termination of this Agreement BMS is to pay for all authorized work in process, and BMS shall assume Vendor's liability under and indemnify Vendor with respect to all outstanding contracts made in connection with Vendor services under this Agreement. Upon written notice of termination Vendor shall take all steps necessary to wind up the work under this Agreement and to mitigate BMS' liability therefore. Should Vendor terminate the agreement, during a period of time during which BMS has the exclusive right to the program as described in the Exclusivity section of this Agreement, it shall not engage or participate in any other project involving the development or implementation of an interactive program primarily focused on Weight Enhancement for patients with Cancer or AIDS for twelve months from the date of termination. Vendor also agrees to perform services under this Agreement the shorter of six months or until an alternative source for those services can be obtained should it terminate this Agreement.

     3.   Transfer Upon Termination

     Vendor shall transfer, assign and make available to BMS or BMS' representative all property and materials in Vendor's possession or control belonging to and paid for by BMS, and all information regarding BMS' project(s) covered by this Agreement, as set forth in Paragraph C herein. Vendor also agrees to give all reasonable cooperation toward transferring with approval of third parties in interest all contracts and arrangements, if any, properly entered into by Vendor in the performance of this Agreement, and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

I.   INDEPENDENT CONTRACTORS

     The parties to this Agreement are independent contractors and nothing contained in this Agreement shall be construed to place the parties in the relationship of employer and employee, partners, principal and agent, or joint venture. Neither party shall have the power to bind or obligate the other party nor shall either party hold itself out as having such authority.

J.   THIRD PARTY OBLIGATIONS

     In connection with this Agreement, Vendor shall make no commitments or disbursements, incur no obligations nor place any advertising, public relations or promotional material for BMS' parent, subsidiary or affiliate companies, nor disseminate any material of any kind using the name of BMS and/or BMS' parent, subsidiary or affiliate companies or using their trademarks, without the prior written approval of BMS.

K.   GOVERNING LAW

     This Agreement is entered into in the State of New Jersey and shall be construed and governed under and in accordance with the laws of that State.

L.   MISCELLANEOUS

     1) The terms of this Agreement shall be binding upon BMS and Vendor and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement is not assignable in whole or in part by Vendor without the prior written consent of BMS. Factoring of accounts receivable is not permitted.

     2) The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

     3) BMS is an Equal Opportunity Employer and does not discriminate against any person because of race, color, creed, age, sex, or national origin. Vendor represents that it has the same policy of Equal Opportunity Employment.

     4) The policy of BMS is to protect the health, safety and quality of life of its employees and the public, and to exercise responsible stewardship of natural resources that may be impacted by its activities. To realize this, BMS is committed to maintaining programs and procedures for the environmentally responsible management of facilities, materials, production processes, products and packaging, transportation and distribution, waste and ft minimization, energy, general business operations and contracted goods and services. Vendor agrees with this policy and further acknowledges that its performance under this Agreement shall be in strict compliance with all applicable governmental laws and regulations and in accordance with and in furtherance of this policy.

     5) This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, supersedes any prior written or oral communications and may be modified in writing subject to mutual agreement of the parties hereto.

     6) The headings of each paragraph are for reference only and shall not be construed as part of this Agreement.

     7) Except for the obligation to pay money property due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements, judicial requirements, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.

IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered in to this Agreement this 23 day of April, 1996.



Bristol-Myers Squibb                          Disease State Management, Inc.
Oncology/Immunology                           46 Prince Street
a division of Bristol-Myers                   Rochester, New York 14607
Squibb Company
P.O. Box 4500
Princeton, New Jersey 08543


By: /s/ Brian Markison                        By: /s/ George T. Witter
   ---------------------------                   ---------------------------

Title: Vice President                       Title: Vice President, Sales
      ------------------------                      ------------------------

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

                               WEIGHT ENHANCEMENT
                          PATIENT INTERVENTION PROGRAM




                          -----------------------------


                                       FOR


                              BRISTOL-MYERS SQUIBB
                               ONCOLOGY/IMMUNOLOGY





                                  PRESENTED BY

                       DISEASE STATE MANAGEMENT,-SM- INC.
                                46 PRINCE STREET
                           ROCHESTER, NEW YORK  14607
                                  716-244-1360


                                     [****]